SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	March 7, 2008 (March 6, 2008)

Stillwater Mining Company
(Exact name of registrant as specified in its charter)

Delaware	1-13053	81-0480654
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1321 Discovery Drive, Billings, Montana	59102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(406) 373-8700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See Item 3.02 (Unregistered Sales of Equity Securities) below.

Item 3.02.	Unregistered Sales of Equity Securities

On March 6, 2008, Stillwater Mining Company (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Bank Securities, Inc. (the “initial purchaser”) under which the Company agreed to sell $165 million aggregate principal amount of 1.875% convertible senior notes due 2028 (the “Notes”). The Purchase Agreement also granted the initial purchaser an option to purchase up to an additional $16.5 million in principal amount of Notes to cover over-allotments. The closing of the sale of the Notes is expected to occur on March 12, 2008. The Company intends to use the net proceeds from this offering to repay and eliminate outstanding indebtedness under its existing credit facility and provide for other general corporate purposes. The Purchase Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. A copy of the Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Notes will be issued to the initial purchaser in a private placement, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and will be resold by the initial purchaser to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company will rely on these exemptions from registration based in part on representations made by the initial purchaser in the Purchase Agreement.

The Notes will bear interest at a rate of 1.875% per year. Interest on the Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008. The Notes will mature on March 15, 2028, subject to earlier repurchase or conversion.

Holders may surrender all or any portion of their Notes for conversion into shares of common stock at any time prior to the close of business on the business day immediately preceding the maturity date, unless the notes have been previously redeemed or repurchased by the Company.  Notes that are validly surrendered for conversion will be deemed to have been converted immediately prior to the close of business on the conversion date and the converting holder will be treated as a shareholder of record of the Company as of that time.  Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company common stock or a combination thereof at the Company’s election. The initial conversion rate for the Notes will be 42.5351 shares of the Company common stock per $1000 principal amount of Notes, equivalent to an initial conversion price of approximately $23.51 per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.

The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 7.01.	Regulation FD Disclosure

On March 7, 2008, Stillwater Mining Company (the “Company”)  issued a press release, which is being furnished as an exhibit to this Form 8-K.

The information set forth under “Item 7.01 Regulation FD Disclosure” and Exhibit 99.2 is intended to be furnished pursuant to Item 7.01. Such information, including Exhibit 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing. The furnishing of this information pursuant to Item 7.01 shall not be deemed an admission by the Company as to the materiality of such information.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1	Purchase Agreement, dated March 6, 2008.
99.2	Press Release dated March 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STILLWATER MINING COMPANY

Dated: March 7, 2008	By:	/s/ John Stark
Name: John Stark
Title: Vice President

EXHIBIT INDEX

Number	Title
99.1	Purchase Agreement, dated March 6, 2008.
99.2	Press Release dated March 7, 2008.